    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 2001
                                                      REGISTRATION NO. 333-66628

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   -----------

                               AMENDMENT NO. 1 TO
                                    FORM S-3

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                                  EZENIA! INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                  04-3114212
 (State or other jurisdiction of         (I.R.S. Employer identification No.)
  incorporation or organization)

                                 63 THIRD AVENUE
                         BURLINGTON, MASSACHUSETTS 01803
                                 (781) 229-2000
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   -----------

                                 KHOA D. NGUYEN
                           CHIEF EXECUTIVE OFFICER OF
                                  EZENIA! INC.
                                 63 Third Avenue
                         Burlington, Massachusetts 01803
                                 (781) 229-2000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   -----------

                                 WITH COPIES TO:
                              DAVID L. ENGEL, ESQ.
                                Bingham Dana LLP
                               150 Federal Street
                                Boston, MA 02110
                                 (617) 951-8000

                                   -----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after this Registration Statement becomes effective
   --------------------------------------------------------------------------


If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
/ /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   Subject to Completion, Dated August 2, 2001

                                   PROSPECTUS

                                  EZENIA! INC.

                                400,000 Shares of
                          Common Stock, $0.01 par value

         This prospectus of Ezenia! Inc., a Delaware corporation, relates to the public offering of up to 400,000 shares of Ezenia!'s common stock, par value $0.01 per share, by a certain stockholder of Ezenia!. More information is provided in the section titled "Selling Stockholder." When used herein, the term "selling stockholder" includes donees, transferees, pledgees and other successors in interest. The shares have previously been issued by Ezenia!.

         Ezenia! will not receive any of the proceeds from the sale of the shares by the selling stockholder. Ezenia!'s common stock is listed on the Nasdaq National Market under the symbol "EZEN". On November 19, 2001, the closing sale price of the common stock, as reported on the Nasdaq National Market, was $0.66 per share.

         The selling stockholder may sell the shares in public or private transactions, on or off the National Market System of the Nasdaq Stock Market, at prevailing market prices, or at privately negotiated prices. The selling stockholder may sell the shares directly to purchasers or through brokers or dealers. Brokers or dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholder. More information is provided in the section titled "Plan of Distribution."

          INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS," BEGINNING ON PAGE 2.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this Prospectus is ____________________.

                                TABLE OF CONTENTS

                                                                                               Page
                                                                                               ----

Forward-Looking Statements...........................................................             1

Risk Factors.........................................................................             2

Where You Can Get More Information...................................................             7

Ezenia! Inc..........................................................................             8

Use of Proceeds......................................................................             8

Selling Stockholder..................................................................             8

Plan of Distribution.................................................................             9

Legal Matters........................................................................            10

Experts..............................................................................            10



                           FORWARD-LOOKING STATEMENTS

         This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as "expect," "anticipate," "intend," "plan," "believe," "estimate," "likely," "will," "should" and variations of such words and similar expressions are intended to identify such forward-looking statements.

         These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions. The actual results of Ezenia! could differ materially from those anticipated in the forward-looking statements due to a number of factors, including those set forth under "Risk Factors," in information incorporated by reference and elsewhere in this prospectus. The factors set forth under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

         The forward-looking statements contained in this prospectus represent our judgment as of the date of this prospectus. Ezenia! cautions readers not to place undue reliance on such statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                  RISK FACTORS

         BEFORE YOU INVEST IN OUR COMMON STOCK, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW, THAT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, INCLUDING OUR OPERATING RESULTS AND FINANCIAL CONDITION. THE RISK FACTORS LISTED IN THIS SECTION, AS WELL AS ANY CAUTIONARY LANGUAGE IN THIS PROSPECTUS, PROVIDE EXAMPLES OF RISKS, UNCERTAINTIES AND EVENTS THAT MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE EXPECTATIONS WE DESCRIBE IN OUR FORWARD-LOOKING STATEMENTS. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS, TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN OR INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, BEFORE YOU DECIDE WHETHER TO PURCHASE SHARES OF OUR COMMON STOCK.

AS OF SEPTEMBER 30, 2001, WE HAD AN ACCUMULATED DEFICIT OF APPROXIMATELY ($30,551,000), FOR THE PAST 5 YEARS WE HAVE NOT ACHIEVED PROFITABILITY AND WE MAY BECOME UNABLE TO FUND OPERATIONS IN THE NEAR FUTURE

         For the past 5 years we have not achieved profitability and, since inception, have incurred significant net operating losses. At September 30, 2001, we had an accumulated deficit of approximately ($30,551,000). We expect to continue to incur losses for the foreseeable future. Our ability to continue as a going concern is dependent upon our ability to improve operating margins considerably or to raise additional capital. There is little likelihood of securing additional capital on reasonable terms, if at all, in the near future. At September 30, 2001, the Company had cash, cash equivalents and marketable securities of approximately $7.6 million, which are regularly invested in short-term money market funds, government securities, and commercial paper. The Company has committed an aggregate of $3.1 million of this amount to cash collateralize two standby letters of credit as security for a $2.0 million payment payable in January 2002 in connection with the Company's acquisition of the InfoWorkSpace business and $1.1 million which could become payable in January 2002 upon exercise of a put option for 110,000 shares of the Company's common stock. In addition, in connection with the put option, the Company may be required to purchase another $2.9 million of its common stock in December 2002.

IF OUR NEWLY IMPLEMENTED RESTRUCTURING AND COST REDUCTION PLAN DOES NOT SUCCEED, WE MAY NOT BE ABLE TO CONTINUE OPERATIONS IN THE NEAR FUTURE

         We recently implemented a restructuring and cost reduction plan to align Company resources and expenses with our current revenue forecasts. This plan involved a reduction in workforce of approximately one hundred employees, including engineering, marketing and manufacturing employees in Burlington, Massachusetts and salespeople in North America and Europe. When possible, we also plan to close down our Burlington, Massachusetts facility and move our office headquarters to a smaller, more cost efficient facility. There can be no assurance that any actions implemented by the Company will reduce expenses or increase revenue to the extent desired or that any reduction in expenses or increase in revenue will materially extend the Company's ability to continue operations.

OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET, WHICH COULD RESTRICT THE ABILITY OF OUR INVESTORS TO RESELL THEIR SHARES

         The Company's common stock is presently listed on the Nasdaq National Market under the symbol EZEN. All companies listed on Nasdaq are required to comply with certain continued listing standards, including maintaining a minimum bid price for its common stock of at least $1.00. As of June 29, 2001, the Company has not met this standard since its common stock has not traded at a minimum bid price of at least $1.00 over the previous 30 consecutive trading days. On September 27, 2001, Nasdaq announced that it would suspend enforcement of its continued listing standards through January 2, 2002. After such date, if the Company fails to meet the required $1.00 minimum bid price for its common stock for at least 30 consecutive trading days, or if the Company is otherwise not in compliance with Nasdaq rules, the Company's common stock will be delisted from Nasdaq unless the Company successfully appeals the delisting determination. There can be no assurance that the Company's common stock will meet the required $1.00 minimum bid price at any time in the future or that any appeal by the Company of a delisting determination would be successful. There can therefore be no assurance that the Company's common stock will continue to be listed on Nasdaq in the future. In the event that the Company's common stock is delisted from Nasdaq, the market value and liquidity of the Company's common stock could be materially adversely affected.

INVESTORS MAY HAVE DIFFICULTY SELLING SHARES OF OUR COMMON STOCK IF OUR SHARES BECOME SUBJECT TO THE "PENNY STOCK" REGULATIONS

         If the Company's common stock is delisted from trading on the Nasdaq National Market and the trading price of the common stock is less than $5.00 per share, trading in the common stock would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser, provide the purchaser with a disclosure schedule explaining the penny stock market and its risks and receive the purchaser's written consent to the transaction prior to the sale. These requirements limit the ability of broker/dealers to sell penny stocks. Also, because of the extra requirements, many broker/dealers are unwilling to sell penny stocks at all. As a result, if the Company's common stock becomes subject to the penny stock regulations, it may become difficult for investors to sell shares of the Company's common stock.

IF OUR ENCOUNTER AND INFOWORKSPACE REAL-TIME COLLABORATION PRODUCTS DO NOT ACHIEVE MARKET ACCEPTANCE, WE WILL NOT BE ABLE TO GENERATE THE REVENUE NECESSARY TO SUPPORT OUR BUSINESS

         As we continue to shift our focus away from traditional ISDN-based videoconferencing products, we are becoming increasingly dependent on revenue from sales of IP and Internet based videoconferencing products with real-time collaboration capabilities. Sales from these products accounted for approximately 50% of our revenue in the third quarter of 2001. Therefore, the Company's success depends, to a significant extent, on the acceptance and the rate of adoption of IP and Internet based collaboration products, in general, and Encounter and InfoWorkSpace products in particular. There is inadequate experience to predict whether real-time collaboration products will ultimately be accepted by the market. Even if the Company demonstrates the efficiency, effectiveness and interoperability of its Internet based collaboration products, videoconference users may continue to use traditional ISDN-based products simply because such products are already so widely accepted and are based on established technologies. There can be no assurance that any of the markets for the Company's products will develop to the extent, in the manner, or at the rate anticipated by the Company. In addition, future prices the Company is able to obtain for its products may decrease as a result of new product introductions by others, price competition, technological change or other factors.

WE DEPEND ON A SMALL NUMBER OF MAJOR CUSTOMERS FOR THE MAJORITY OF OUR REVENUE AND IF ONE OR MORE OF OUR MAJOR CUSTOMERS WERE TO SIGNIFICANTLY REDUCE CURRENT ORDER LEVELS WE MAY BE UNABLE TO GENERATE SUFFICIENT SALES TO CONTINUE OUR BUSINESS

         Historically, sales to a relatively small number of customers have accounted for a significant portion of our revenue. In the third quarter of 2001, six customers have accounted for 57% of our revenue. The Company believes that its dependence on a relatively small number of end-users, including those in the defense and intelligence sectors of the federal government, will continue during 2001 and 2002. This concentration of customers may cause revenues and operating results to fluctuate from quarter to quarter based on major customers' requirements and the timing of their orders. Our agreements with our customers generally do not include minimum purchase commitments or exclusivity arrangements. Our operating results could be materially and adversely affected if any present or future major customer were to choose to reduce its level of orders, were to change to another vendor for purchases of a similar product, were to combine their operations with another organization that had an established relationship with another vendor for purchases of a similar product, were to experience financial, operational or other difficulties or were to delay paying or fail to pay amounts due.

WE FACE COMPETITION FROM LARGE, WELL ESTABLISHED MANUFACTURERS OF MULTIMEDIA COLLABORATION PRODUCTS WITH SIGNIFICANT RESOURCES, WHICH MAY RESULT IN DECREASED DEMAND FOR OUR PRODUCTS AND SERVICES

         The market for multimedia collaboration products is highly competitive. We consider our primary competitors to be Polycom, RADvision and Lucent. We also face competition or potential competition from companies that provide similar, but not directly competing products, such as FVC, Centra, WebEx and IBM Lotus, or companies that could expand their offerings and develop a product similar to ours such as Microsoft. Many of these companies, as well as other current and potential competitors, have substantially greater financial, technical, and sales and marketing resources than the Company. If we are unable to convince companies with collaboration and videoconferencing needs to adopt the Encounter and InfoWorkSpace collaboration products over the current technologies marketed by our competitors, our financial results will suffer, through price reductions and loss of market share.

         The principal competitive factors in the market for multimedia collaboration are, and should continue to be, breadth of capabilities, demonstrated interoperability, price, performance, network management capabilities, reliability, customer support and security. We plan to compete by offering collaboration and enterprise products with a broad range of capabilities and high performance. However, we cannot be certain that potential customers will be attracted to our products, especially if our competitors were to invest substantially more money into their products and technology.

BECAUSE THE CONFERENCING INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE, IF WE FAIL TO CONTINUOUSLY ENHANCE OUR TECHNOLOGY AND PRODUCTS OUR BUSINESS COULD SUFFER

         The market for our products is characterized by rapidly changing technology, evolving industry standards, emerging network architectures and frequent new product introductions. The adoption rate of new technologies and products may adversely impact near-term growth of the conferencing market as users evaluate the alternatives. We have invested, and currently plan to continue to invest, in software development and products incorporating certain of these new technologies. Many other companies are also developing products incorporating these new technologies that are competitive with Ezenia!'s current and future offerings. Ezenia!'s success will depend, in part, upon the following:

          o our ability through continued investments to maintain technological competitiveness

          o    our ability to enhance and expand our existing product offerings

          o our ability to select and develop in a timely manner new products that achieve market acceptance

         If we are unable, for technical or other reasons, to develop and introduce new services or enhancements of existing services in a timely manner in response to changing market conditions or customer requirements, or if new services do not achieve market acceptance, our business, financial condition and results of operations could be materially and adversely affected.

WE HAVE LIMITED EXPERIENCE IN MARKETING AND SELLING OUR INFOWORKSPACE PRODUCTS TO THE COMMERCIAL SECTOR AND MAY ENCOUNTER PROBLEMS OR DELAYS THAT COULD RESULT IN LOSS OF REVENUE

         Prior to our purchase of the InfoWorkSpace products and technology in March 2001, these products were developed by General Dynamics for use by the federal government. We have limited experience in marketing and selling InfoWorkSpace products for use by the commercial sector. We will face significant challenges and risks in building and managing our sales and marketing team, including managing geographically dispersed sales efforts and adequately training our sales people in the use of the InfoWorkSpace products. To succeed in the implementation of our business strategy, our management team must rapidly execute our sales and marketing strategy, while continuing our research and development activities and managing anticipated growth by implementing effective planning. If our development and marketing efforts fail, our ability to generate revenues will be limited and our reputation in the marketplace may be harmed.

IF WE DO NOT SUCCESSFULLY INTEGRATE THE INFOWORKSPACE OPERATIONS, OUR BUSINESS COULD SUFFER

         The Company acquired InfoWorkSpace with the expectation that the transaction would result in certain benefits, including, among other things, benefits relating to expanded and complementary product offerings, enhanced revenues, increased market opportunity, new technology and the addition of engineering personnel. Achieving the benefits of the acquisition will depend in large part on the integration of our technology, operations and personnel in a timely and efficient manner. If we are unable to successfully integrate InfoWorkSpace management and developers, who work in Colorado and the Washington, D.C. area, with our existing operations, based in Massachusetts, the Company might lose market opportunities and key employees and direct management's attention away from other matters concerning the operation of our business.

OUR STOCK PRICE HAS BEEN EXTREMELY VOLATILE AND MAY CONTINUE TO BE SO IN THE FUTURE

         Our shares have traded at prices between $0.22 and $4.375 per share in the past twelve months. Additionally, the market for shares in technology-related companies is subject to extreme price and volume fluctuations. Market reaction to information relating to our Company, as well as broad fluctuations in market prices of shares in similarly situated companies, may materially and adversely affect the price of our common stock. The price of our shares may continue to be volatile in the future, and may be affected by a number of factors, including:

          o actual or perceived likelihood of our inability to continue funding operations

          o    actual or anticipated fluctuations in our operating results

          o changes in investors' and securities analysts' expectations as to our future financial performance or changes in financial estimates of securities analysts

          o announcement of new products or product enhancements by us or our competitors

          o    technological innovations by us or our competitors

          o    the operating and stock price performance of comparable companies

WE DEPEND ON OUR KEY PERSONNEL TO IMPLEMENT OUR BUSINESS STRATEGY

         Due in part to our recent restructuring and cost reduction plan and acquisition of InfoWorkSpace, the Company is at a critical stage in its business, product and administrative development and it would be extremely disruptive if we were to lose members of our management team in the near term. Our success depends, to a significant degree, upon the continuing contributions of our key management, sales, marketing and research and development personnel, many of whom would be difficult to replace, including Khoa Nguyen, the Company's Chief Executive Officer. We do not have employment contracts with our key personnel other than Khoa Nguyen. The Company believes that its future success will depend in large part upon its ability to attract and retain such key employees.

WE MAY NOT BE ABLE TO PROTECT OUR INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

         Ezenia!'s success and ability to compete, depends, to a large extent, on our ability to protect our proprietary technology. In addition to our patents and patent applications relating to our products, we rely primarily on a combination of contractual rights, trade secrets and copyrights to protect our intellectual property rights.

         Legal standards relating to the protection of intellectual property rights in Internet-related industries are uncertain and still evolving. As a result, the future viability or value of our intellectual property rights, as well as those of other companies that conduct business over the Internet, is unknown. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our technology or obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary rights is difficult. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets or trademarks or to determine the validity and scope of the proprietary rights of others. Litigation might result in substantial costs and diversion of resources and management attention. Any infringement or misappropriation of our proprietary rights and the related costs of enforcing those rights could have a material adverse effect on our business, financial condition and results of operations.

WE MAY INFRINGE UPON OTHER PARTIES' PROPRIETARY RIGHTS

         Our business activities may infringe upon the proprietary rights of others and other parties may assert infringement claims against us. Moreover, from time to time, third parties may allege infringement by us or our strategic partners on their trademarks, service marks and other intellectual property rights. Such claims and any resultant litigation could subject us to significant liability for damages, might result in invalidation of our proprietary rights and, even if not meritorious, could result in substantial costs and diversion of resources and management attention and have a material adverse effect on our business, financial condition and results of operations.

PROVISIONS OF OUR GOVERNING DOCUMENTS AND DELAWARE LAW COULD DISCOURAGE ACQUISITION PROPOSALS OR DELAY A CHANGE IN CONTROL OF EZENIA!

         Our certificate of incorporation and by-laws contain anti-takeover provisions, including those listed below, that could make it more difficult for a third party to acquire control of us, even if that change in control would be beneficial to shareholders:

         o our board of directors has the authority to issue common stock and preferred stock and to determine the price, rights and preferences of any new series of preferred stock without shareholder approval

         o our board of directors is divided into three classes, each serving three-year terms

         o supermajority voting is required to amend key provisions of our certificate of incorporation and by-laws

         o there are limitations on who can call special meetings of shareholders

         o     shareholders may not take action by written consent

         o advance notice is required for nominations of directors and for shareholder proposals

         In addition, provisions of Delaware law and our stock option plans may also discourage, delay or prevent a change of control of Ezenia! or unsolicited acquisition proposals.

                       WHERE YOU CAN GET MORE INFORMATION

         Ezenia! is subject to the reporting requirements of the Securities Exchange Act of 1934 and files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference facilities. SEC filings are also available at the SEC's Web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

         We incorporate by reference the documents listed below, and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to termination of the offering:

         o Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed on March 12, 2001.

         o Current Report on Form 8-K, filed on April 11, 2001, as amended on June 11, 2001.

         o Quarterly Report on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

         o The description of the common stock contained in the Registration Statement on Form S-1 of Ezenia! filed on April 12, 1995 with the SEC, as amended.

         You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                                      Ezenia! Inc.
                                      63 Third Avenue
                                      Burlington, Massachusetts  01803
                                      (781) 229-2000
                                      Attn:  Laura M. Alessio, Manager,
                                      Investor Relations

         This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information incorporated by reference or provided in this prospectus. No one else is authorized to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                  EZENIA! INC.

         Ezenia! Inc. is a leading global provider of real-time collaboration solutions for corporate networks and eBusiness. Founded in 1991, Ezenia! develops and markets products that enable organizations to provide high-quality group communication and collaboration capabilities to commercial, consumer and institutional users. We believe that our products are used by over 50% of those companies currently using conferencing and collaboration solutions. Ezenia!'s products allow individuals and groups that are geographically distant from each other to interact and share information in a natural, spontaneous way -- voice-to-voice, face-to-face, flexibly and in real-time - via a wide range of networks. Using our products, disparately located individuals can interact through a natural meeting experience, allowing groups to work together effectively and disseminate vital information quickly. Ezenia!'s products enable seamless connectivity across a wide range of networks including LANs, intranets, the Internet, ISDN, ATM and frame relay.

         We believe that we offer one of the most comprehensive sets of collaborative products available. For example, between our Encounter and InfoWorkSpace products, we enable videoconferencing, voice communication, instant messaging, white boarding and virtual workspaces. Furthermore, because the Encounter products include a software only solution and a configurable hardware solution, in contrast to the products offered by our competitors, the Encounter family of products can be deployed easily at small sites or in locations with a large number of users.

          Ezenia! sells its products worldwide through leading resellers, integrators and remarketers of collaboration, videoconferencing and networking solutions, including PictureTel, VTEL, Sony and General Dynamics, each of which is widely acknowledged as a leader in its field. Ezenia! also sells directly to end users of collaboration products and to providers of conferencing services.


                                 USE OF PROCEEDS

         The selling stockholder will receive the net proceeds from any sales of its shares of common stock offered pursuant to this Registration Statement. Ezenia! will not receive any proceeds from these sales.


                               SELLING STOCKHOLDER

         On March 27, 2001, General Dynamics Government Systems Corporation acquired 400,000 shares of Ezenia!'s common stock in a transaction exempt from the registration requirements of the Securities Act of 1933, in connection with an asset purchase agreement, dated as of December 28, 2000. Pursuant to the asset purchase agreement, Ezenia! purchased all of the operating assets and intellectual property used by the Electronic Systems division of General Dynamics Government Systems Corporation in the conduct of its InfoWorkSpace product and technology business in exchange for $17,000,000 in cash, $2,000,000 of which is to be paid January 2002, and 400,000 shares of Ezenia!'s common stock. Pursuant to that certain put agreement, as amended, entered into in connection with the asset purchase agreement, the 400,000 shares are accompanied by an option allowing General Dynamics Government Systems Corporation to require Ezenia! to repurchase 110,000 shares beginning January 4, 2002 and expiring February 3, 2002, and the balance of 290,000 shares beginning December 1, 2002 and expiring December 31, 2002, at a price of $10 per share. The "put" right otherwise expires at such time as the last reported closing price of the common stock as reported on the Nasdaq National Market has been equal to or greater than $11.00 per-share for fifteen (15) consecutive trading days.

         Pursuant to the asset purchase agreement, Ezenia! agreed to file with the Securities and Exchange Commission a registration statement, of which this prospectus is a part, with respect to the resale of the 400,000 shares issued to General Dynamics Government Systems Corporation. Ezenia! has committed to keep the registration statement effective until the earlier of (i) March 27, 2003 or
(ii) such times as all of the shares have been resold.

         Our registration of the shares does not necessarily mean that General Dynamics Government Systems Corporation will sell all or any of the shares. The information provided in the table below with respect to General Dynamics Government Systems Corporation has been obtained from General Dynamics Government Systems Corporation. General Dynamics Government Systems Corporation has not had any position, office or other material relationship with Ezenia! or any of its affiliates. Because General Dynamics Government Systems Corporation may sell all or some or none of the shares, only an estimate (assuming the sale of all of the shares) can be given as to the number of shares of common stock that will be owned by General Dynamics Government Systems Corporation after this offering.

         As of November 9, 2001, there were 13,741,880 shares of Ezenia!'s common stock issued and outstanding.

                                            Shares Owned                                     Shares to be Owned
Name of Selling Stockholder              Prior to Offering           Shares Offered            After Offering
-------------------------------         -------------------         ----------------        --------------------
General Dynamics Government
Systems Corporation                           400,000                   400,000                      0

        Kenneth C. Dahlberg, President, and Michael J. Mancuso, Vice President and Treasurer, of General Dynamics Government Systems Corporation exercise voting power and investment power over the shares of common stock offered pursuant to this Registration Statement.

                              PLAN OF DISTRIBUTION

         The shares may be sold from time to time by General Dynamics Government Systems Corporation or its donees, pledgees, transferees and other successors in interest in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The shares may be sold in one or more of the following transactions:

          -- on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Stock Market,

          --   in the over-the-counter market,

          --   in private transactions,

          --   through options, or

          --   a combination of any of the above transactions.

         Ezenia! reserves the right to terminate the registration statement of which this prospectus forms a part at any time after March 17, 2003.

         At the time a particular offering of the shares is made, a supplement to this prospectus, if required, will be distributed which will set forth the aggregate number and type of shares being offered and the terms of the offering, including the name or names of any underwriters, brokers/dealers or agents, any discounts, commissions and other terms constituting compensation from General Dynamics Government Systems Corporation and any discounts, commissions or concessions allowed or reallowed to be paid to broker/dealers.

         The shares may be sold from time to time directly by General Dynamics Government Systems Corporation. Alternatively, General Dynamics Government Systems Corporation may from time to time sell or distribute the shares to or through broker/dealers or agents. General Dynamics Government Systems Corporation and any broker/dealers or agents that participate in the distribution of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of the shares and any compensation received by any broker/dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

         To comply with the securities laws of certain jurisdictions, if applicable, the shares must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered hereby may not simultaneously engage in market-making activities with respect to our common stock for a specified period prior to the start of the distribution. In addition, General Dynamics

Government Systems Corporation and any other person participating in a distribution will be subject to the Securities Exchange Act and the rules and regulations promulgated under the Securities Exchange Act, including Regulation M, which may limit the timing of purchases and sales of the shares by General Dynamics Government Systems Corporation or any such other person. These factors may affect the marketability of the shares and the ability of brokers or dealers to engage in market-making activities.

         We shall pay all expenses of this registration. These expenses include the SEC's filing fees and any fees under state securities or "blue sky" laws. General Dynamics Government Systems Corporation will pay all underwriting discounts and selling commissions, if any.

                                  LEGAL MATTERS

         The validity of the shares being offered by this prospectus and other legal matters concerning this offering will be passed upon for us by Bingham Dana LLP, Boston, Massachusetts.

                                     EXPERTS

         The consolidated financial statements of Ezenia! Inc. appearing in Ezenia! Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

        The financial statements of InfoWorkSpace (a Product Line of the Electronic Systems Division of General Dynamics Government Systems Corporation) incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

================================================================================

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THESE SECURITIES IN ANY JURISDICTION WHERE AN OFFER OR SOLICITATION IS NOT PERMITTED. NO SALE MADE PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF EZENIA! SINCE THE DATE OF THIS PROSPECTUS.

================================================================================



                                 400,000 SHARES

                                  EZENIA! INC.

                                  COMMON STOCK

                               -------------------

                                   PROSPECTUS

                              ---------- ---, ----

                               -------------------







================================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee and the listing fee are estimated):

SEC Registration Fee.......................................................................  $    26.50
Legal Fees and Expenses....................................................................  $25,000.00
Accountants' Fees and Expenses.............................................................  $10,000.00
Miscellaneous Costs........................................................................  $ 3,973.50
                                                                                             -----------
      Total................................................................................  $39,000.00


         All expenses in connection with the issuance and distribution of the securities being offered shall be borne by Ezenia!.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and certain other persons to the extent and under the circumstances set forth therein.

         Ezenia!'s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws provide for advancement of expenses and indemnification of officers and directors of the Registrant and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions to the fullest extent permissible under Delaware law.

ITEM 16.   EXHIBITS

         *3.1(a) Certificate of Amendment to Certificate of Incorporation of the Registrant. (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on From S-8, Registration No. 333-44984, filed August 31, 2000.)

         *3.1(b) Certificate of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Registration No. 33-91132, filed April 12, 1995.)

         *3.2 Amended and Restated By-Laws of the Registrant. (Incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, Registration No. 33-91132, filed April 12, 1995.)

         *4.1 Asset Purchase Agreement, dated as of December 28, 2000, between the Registrant and General Dynamics Government Systems Corporation. (Incorporated by reference to Exhibit 10.20 to the Registrant's Annual Report on Form 10-K, File No 0-25882, filed March 12, 2001.)

         *5       Opinion of Bingham Dana LLP.

         *23.1    Consent of Bingham Dana LLP.

         23.2     Consent of Ernst & Young LLP.

         23.3     Consent of Arthur Andersen LLP.

         *24.1    Power of Attorney.

*Previously filed with the Registrant's Registration Statement on Form S-3, Registration No. 333-66628, filed on August 2, 2001.

ITEM 17.   UNDERTAKINGS

         The undersigned registrant hereby undertakes:

                           (1) To file, during any period in which offers or
                  sales are being made pursuant to this registration statement, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

                           (2) That, for the purpose of determining any
                  liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
                  post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant, Ezenia! Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Burlington and the Commonwealth of Massachusetts, on this 21st day of November, 2001.

                          EZENIA! INC.

                          By:  /s/ Stephen G. Bassett
                               -----------------------------------
                               Stephen G. Bassett
                               CHIEF FINANCIAL OFFICER

         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE                               TITLE                                                 DATE
---------                               -----                                                 ----

/s/ Khoa D. Nguyen                      Chairman of the Board of Directors, President and     November 21, 2001
---------------------------------       Chief Executive Officer (principal executive
Khoa D. Nguyen                          officer)


/s/ Stephen G. Bassett                  Chief Financial Officer (principal financial and      November 21, 2001
---------------------------------       accounting officer)
Stephen G. Bassett

---------------------------------       Director
William E. Foster

/s/ John F. Keane, Jr.*                 Director                                              November 21, 2001
---------------------------------
John F. Keane, Jr.

/s/ John A. McMullen*                   Director                                              November 21, 2001
---------------------------------
John A. McMullen

/s/ Roy G. Perry*                       Director                                              November 21, 2001
---------------------------------
Roy G. Perry

*By:   /s/ Stephen G. Bassett
       ---------------------------------
         Stephen G. Bassett
         ATTORNEY-IN-FACT

                                  EXHIBIT INDEX

EXHIBITS
--------

*3.1(a) Certificate of Amendment to Certificate of Incorporation of the Registrant. (Incorporated by reference to Exhibit 4.1 to the Registrant's Registration Statement on From S-8, Registration No. 333-44984, filed August 31, 2000.)

*3.1(b) Certificate of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.1 to the Registrant's Registration Statement on Form S-1, Registration No. 33-91132, filed April 12, 1995.)

*3.2 Amended and Restated By-Laws of the Registrant. (Incorporated by reference to Exhibit 3.2 to the Registrant's Registration Statement on Form S-1, Registration No. 33-91132, filed April 12, 1995.)

*4.1 Asset Purchase Agreement, dated as of December 28, 2000, between the Registrant and General Dynamics Government Systems Corporation. (Incorporated by reference to Exhibit 10.20 to the Registrant's Annual Report on Form 10-K, File No 0-25882, filed March 12, 2001.)

*5       Opinion of Bingham Dana LLP.

*23.1    Consent of Bingham Dana LLP.

23.2     Consent of Ernst & Young LLP.

23.3     Consent of Arthur Andersen LLP.

*24.1    Power of Attorney.


*Previously filed with the Registrant's Registration Statement on Form S-3, Registration No. 333-66628, filed on August 2, 2001.